Subscription Agreement

This Subscription Agreement (this “Agreement”) is entered into by and between the undersigned purchaser (the “Subscriber”) and TATTVANCE CORPORATION, a Wyoming corporation (the “Company”), with respect to the subscription and purchase of shares of the Company’s common stock.

1. Subscription for Shares

The Subscriber hereby agrees to purchase from the Company, and the Company agrees to issue and sell to the Subscriber, shares of the Company’s common stock (the “Shares”) at a purchase price of US$0.06 per share, subject to the terms and conditions set forth in this Agreement.

The Subscriber acknowledges and agrees that the Company reserves the right, in its sole discretion, to accept or reject this subscription. This Agreement shall become effective and binding upon acceptance by the Company. If the Company rejects a subscription, in whole or in part, any funds received in respect of the rejected portion shall be returned to the Subscriber without interest or deduction.

The closing of the subscription and issuance of the Shares (the “Closing”) shall occur upon satisfaction of the following conditions:

(a) the Company’s acceptance of this Agreement and the Subscriber’s completed signature page; and

(b) the Company’s receipt of the full purchase price for the Shares.

The Shares shall be issued to the Subscriber only after the Company has received the full subscription amount.

2. Purchase Price and Payment Terms

The Subscriber shall pay the purchase price for the Shares within ten (10) calendar days following the Company's acceptance of this Agreement, unless otherwise agreed by the Company in writing.

Payment shall be made by check payable to the Company, by wire transfer to an account designated by the Company, or by any other payment method approved by the Company in writing.

If the subscription amount is paid in a currency other than United States dollars, such amount shall be converted into United States dollars at the exchange rate applied by the financial institution processing the payment. The Subscriber shall be responsible for any currency conversion costs, bank charges, or transaction fees associated with such payment.

The Subscriber may satisfy the purchase price obligation through one or more payments; provided, however, that the Shares shall not be issued until the Company has received the full purchase price.

3. Prospectus Acknowledgment and Subscriber Representations

The Subscriber acknowledges that the Shares offered pursuant to this Agreement are shares of the Company’s common stock registered with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Company’s Registration Statement on Form S-1.

The Subscriber understands and acknowledges that the Shares are registered shares and, upon issuance by the Company, will be freely tradable without a restrictive legend, subject to compliance with applicable federal and state securities laws.

The Subscriber represents and warrants to the Company that:

(a) all information provided by the Subscriber in connection with this Agreement is true, complete, and accurate as of the date hereof;

(b) the Subscriber has reviewed and understands the terms of this Agreement and the information contained in the Company’s prospectus, including the section entitled “Risk Factors”; and

(c) the Subscriber has the legal capacity and authority to enter into this Agreement and complete the purchase of the Shares.

4. Investment Risk Acknowledgment

The Subscriber acknowledges that an investment in the Company’s common stock involves substantial risks, including the possible loss of the entire investment amount.

The Subscriber understands that neither the SEC nor any federal or state securities regulator has approved, recommended, or endorsed the Shares or the Company, or determined that the investment is fair or appropriate.

The Subscriber further acknowledges that the purchase price of the Shares was determined by the Company and does not necessarily represent the Company’s assets, book value, financial condition, or net worth.

The Subscriber confirms that the Subscriber has carefully reviewed the Company’s prospectus, including the disclosure of risk factors, and understands the risks associated with an investment in the Shares.

5. Notices

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, nationally recognized overnight courier, certified or registered mail, or electronic mail to the addresses provided by the applicable party.

A notice shall be deemed received upon delivery if delivered personally, upon confirmation of receipt if delivered electronically, or upon confirmation of delivery by the applicable delivery service if sent by mail or courier.

6. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of law principles.

7. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and communications, whether written or oral.

8. Counterparts and Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Electronic signatures and electronically transmitted copies of executed signature pages shall be deemed valid and enforceable as original signatures.

9. Subscriber Acknowledgment

By executing this Agreement, the Subscriber acknowledges that the Subscriber has read, understood, and agreed to be bound by all terms and conditions contained herein.

The Subscriber further certifies that all statements and information provided by the Subscriber in connection with this Agreement are true, complete, and accurate as of the date of execution.

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SUBSCRIBER'S SIGNATURE PAGE

The undersigned, intending to subscribe for and purchase the number of Shares of TATTVANCE CORPORATION (the “Company”) set forth below, hereby acknowledges that the undersigned has reviewed and understands the terms and conditions of the attached Subscription Agreement and agrees to be bound by the terms thereof.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement as of the date set forth below.

Company:	TATTVANCE CORPORATION By: __________________________ Name: Lukasz Dziedzic Title: President and Chief Executive Officer
Subscriber:	Date: Investment Amount: $ Number of Shares: Purchase Price: $0.06 Full Name of Subscriber: Permanent Address of Subscriber: Subscriber Signature: ___________________________